                                Enterprise Completes Acquisition of Diamond-Koch's
                                         Propylene Fractionation Business

         Houston, Texas - (February 4, 2002) - Enterprise Products Partners L.P. (NYSE:  "EPD") announced that its operating partnership has completed the acquisition of a propylene fractionation business from D-K Diamond
Koch, L.L.C., Diamond-Koch, L.P. and Diamond-Koch III, L.P., which are jointly owned by affiliates of Valero
Energy Corporation (NYSE: "VLO") and Koch Industries, Inc.  The purchase price was $231.5 million in cash.  The effective date of the purchase was February 1, 2002.

         This propylene fractionation business includes a 66.66 percent equity interest in a polymer-grade propylene fractionation facility in Mont Belvieu, Texas; a 50 percent equity interest in a polymer-grade propylene export terminal located on the Houston Ship Channel; and equity interests in four pipelines which distribute product to customers and to the export terminal.  The fractionation plant has the capacity to produce approximately 3 billion pounds per year, or 45,000 barrels per day, of polymer-grade propylene.

         "It is my pleasure to announce the completion of our acquisition of Diamond-Koch's propylene fractionation business," stated O.S. "Dub" Andras, president and chief executive officer of Enterprise.  "These are outstanding facilities.  They significantly expand our capabilities to provide fractionation, pipeline, distribution, export terminalling and storage services to producers and consumers of all grades of propylene on the U.S. Gulf Coast.  With the addition of these assets, we have effectively doubled Enterprise's net capacity to produce polymer-grade propylene."

         "We have been in the business of providing polymer-grade propylene fractionation and logistic services to the petrochemical industry since 1978.  It has a demonstrated history of steady growth and we believe has excellent growth prospects for the future.  This acquisition should provide annualized cash accretion to our partners of approximately $0.14 per unit on a fully diluted basis.  Together, with the acquisition of
Diamond-Koch's storage business and the start-up of recently completed pipeline projects, we have made investments which should provide total annualized cash accretion of approximately $0.38 per partner unit." said Andras.

         Enterprise Products Partners L.P. is the second largest publicly traded, midstream energy partnership with an enterprise value of approximately $5.5 billion.  Enterprise is a leading provider of midstream energy services to producers and consumers of natural gas and natural gas liquids ("NGLs").  The Company's services include natural gas transportation, processing and storage and NGL fractionation (or separation), transportation, storage and import/export terminalling.  The Company's assets are geographically focused on the United States'
Gulf Coast, which accounts for approximately 55 percent of both domestic natural gas and NGL production and 75 percent of domestic NGL demand.

         This  press  release  includes  forward-looking  statements  within  the  meaning  of  Section  21E of the
Securities  Exchange  Act of 1934  based on the  beliefs  of the  company,  as well as  assumptions  made  by,  and information  currently available to, management.  Although  Enterprise believes that the expectations  reflected in such  forward-looking  statements are reasonable,  it can give no assurance that such expectations will prove to be correct.

Contact: Randy Fowler, Investor Relations, Enterprise Products Partners L.P.  (713) 880-6694, www.epplp.com
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